Exhibit 99.1

First BanCorp Reports Financial Results for the Quarter Ended June 30, 2011

SAN JUAN, Puerto Rico--(BUSINESS WIRE)--August 8, 2011--First BanCorp (the “Corporation”) (NYSE: FBP), the bank holding company for FirstBank Puerto Rico (“FirstBank” or “the Bank”), today reported a net loss for the second quarter of 2011 of $14.9 million, or $1.04 per diluted share, compared to a net loss of $28.4 million, or $1.66 per diluted share for the first quarter of 2011 and a net loss of $90.6 million, or $15.70 per diluted share for the second quarter of 2010. The provision for loan and lease losses for the second quarter of 2011 was $59.2 million, down from $88.7 million for the first quarter of 2011 and from $146.8 million for the second quarter of 2010. The lower provision, compared to the first quarter of 2011, was mainly a result of lower charges to specific reserves for impaired loans, as well as lower charges to general reserves. Net loss for the six-month period ended June 30, 2011 was $43.3 million, or $2.71 per diluted share, compared to a net loss of $197.6 million, or $34.04 per diluted share for the same period in 2010.

2011 Second Quarter Highlights Compared with First Quarter:

  Improved Credit Quality metrics:
    Provision for loan and lease losses decreased $29.5 million to $59.2 million from $88.7 million.
    The level of non-performing loans decreased for the fifth consecutive quarter, the decline from the first quarter of 2011 was $25.0 million to $1.21 billion.
    The construction loans portfolio decreased $166.3 million, or 24%.
  Gain of $20.2 million realized on the sale of $303 million of U.S. agency mortgage-backed securities (“MBS”), compared to a gain of $18.7 million on the sale of $330 million of MBS in the first quarter.
  Gain of $6.8 million on the bulk sale of $282 million of performing residential mortgage loans, compared to a gain of $5.3 million on the sale of $236 million of performing residential mortgage loans in the first quarter.
  Non-cash charges of $1.5 million related to FirstBank’s investment in an unconsolidated joint venture.
  Fee income from broker-dealer activities rose $0.7 million.
  Net interest margin decreased 19 basis points to 2.64% and net interest income decreased $11.8 million, mainly reflecting a decline in average earning assets and the continued maintenance of high levels of liquidity.
  Deposit mix improved with the planned reduction in brokered certificates of deposit (“CDs”) resulting in interest-bearing deposit funding costs of 1.85%, or 10 basis point lower than in the first quarter of 2011.
  Capital Plan execution:
    The Corporation entered into agreements to raise a total of $525 million in new capital from institutional investors and private equity firms, subject to stockholders’ and regulatory approvals. The transaction is expected to close during the third quarter of 2011.
    Balance sheet deleveraging strategies:
      Total assets decreased $990.1 million, or 6%, to $14.1 billion primarily related to the sale of investment securities and residential mortgage loans which proceeds were used in part to pay down brokered CDs and borrowings.
      Brokered CDs decreased by $514.2 million, or 8%.
      Total borrowings decreased $328.2 million, through, among other things, repayments of repurchase agreements and advances from FHLB prior to maturity.
    Total capital, Tier 1 capital and Leverage ratios were 12.40%, 11.08% and 8.04%, respectively, up from 11.97%, 10.65% and 7.78%, respectively.
    Regulatory Total capital, Tier 1 capital and Leverage ratios for FirstBank were 12.15%, 10.83% and 7.87%, respectively, up from 11.71%, 10.40%, and 7.60%, respectively.
    4.93% Tier 1 common risk-based capital ratio, up from 4.82%.
    3.84% tangible common equity ratio, up from 3.71%.

Aurelio Alemán, President and Chief Executive Officer of First BanCorp, commented, “The commitment of $525 million in new capital represents a major milestone in our capital plan and one that will substantially strengthen our capital ratios and provide a solid base for rebuilding our long-term franchise value. This also reflects a vote of confidence in the strength of the Bank’s franchise and the great progress we have made in rebuilding and strengthening our balance sheet. In addition to accomplishing this objective in the second quarter of 2011, we also demonstrated progress in key operating strategies. Non-performing, early delinquencies, historical loss trends and our exposure to riskier loan categories declined during the second quarter. As a result, our provision for loan losses decreased. Nevertheless, our allowance for loan losses relative to the level of loans remained strong. While this quarter results reflected improvements in credit quality, economy and market conditions continue to pose challenges to our industry.”

“We continued focusing our efforts on enhancing our core banking business. During the second quarter of 2011, consumer accounts grew 4%. We experienced further loan demand, providing the Bank opportunities to lend both profitably and prudently. Our consumer-based loan originations, such as residential and consumer loans, increased by 15% compared to the prior quarter. Also, we continue to proactively manage expenses and implement initiatives towards achievement of additional operational efficiencies,” concluded Mr. Alemán.

This press release should be read in conjunction with the accompanying tables (Exhibit A), which are an integral part of this press release.

Capital Plan Update

As previously announced, during the second quarter of 2011 the Corporation entered into separate agreements with Thomas H. Lee Partners, L.P. (“THL”) and with two funds managed by Oaktree Capital Management, L.P. (“Oaktree”) under which THL and Oaktree would purchase an aggregate of approximately $348.2 million ($174.1 million each investor) of common stock of the Corporation at a per share price of $3.50. Each of this two investors’ investment will represent approximately 24.36% of the outstanding shares of the Corporation’s common stock upon completion of the capital raise and the conversion into common stock of the $424.2 million of the Series G Preferred Stock, held by the U.S. Treasury. The Corporation has also entered into investment agreements with institutional investors and other private equity firms for the issuance of an aggregate of approximately $176.8 million of the Corporation’s common stock, which, together with the THL and Oaktree investments, result in $525 million in commitments. The completion of this transaction is subject to the approval of the Corporation’s stockholders and regulators. If approved, the transaction is expected to close during the third quarter of 2011.

If the stockholders and regulators approve the $525 million capital raise, the Corporation will issue 150 million shares of common stock at $3.50 per share and will immediately exercise its right to compel the conversion of all of the outstanding Series G Preferred Stock, which is held by the U.S. Treasury, into approximately 32.9 million shares of common stock. Also, the Corporation plans to raise $37.3 million through a rights offering that will enable current stockholders to purchase up to 10.7 million shares of common stock at the same $3.50 price per share. The Corporation is expected to have nearly 214.9 million shares outstanding following the issuance of common stock to institutional investors and private equity firms, the conversion of the Series G Preferred Stock into common stock and the successful completion of the rights offering.

On a pro-forma basis as of June 30, 2011, a $525 million capital infusion and the conversion to common stock of the Series G Preferred Stock held by the U.S. Treasury (after deducting estimated offering expenses and an estimated $26 million payment of cumulative and unpaid dividends on the Series G Preferred Stock) will increase the Corporation’s total common equity by approximately $835 million and the capital ratios will increase as follows:

	As of June 30, 2011
		Pro forma
		$525MM
	Actual	Capital Raise

Total capital (Total capital to risk-weight assets)	12.40%	16.83%
Tier 1 capital (Tier 1 capital to risk-weight assets)	11.08%	15.50%
Leverage (Tier 1 capital to average assets)	8.04%	10.90%
Tangible common equity (tangible common equity to tangible assets)	3.84%	9.46%
Tier 1 common equity to risk-weight assets	4.93%	12.79%

Earnings Highlights

	Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2011	2011	2010	2010	2010
Earnings (in thousands)
Net loss	$(14,924)	$(28,420)	$(251,436)	$(75,233)	$(90,640)
Net (loss) income attributable to common stockholders - basic	$(22,205)	$(35,437)	$(269,871)	$357,787	$(96,810)
Net (loss) income attributable to common stockholders - diluted	$(22,205)	$(35,437)	$(269,871)	$363,413	$(96,810)
Adjusted Pre-Tax, Pre-Provision Income (1)	$28,883	$41,712	$38,951	$43,410	$35,739

Common share data (2)
(Loss) earnings per common share basic	$(1.04)	$(1.66)	$(12.67)	$31.30	$(15.70)
(Loss) earnings per common share diluted	$(1.04)	$(1.66)	$(12.67)	$4.20	$(15.70)

Financial ratios
Return on average assets	-0.41%	-0.75%	-6.16%	-1.73%	-1.94%
Return on average common equity	-14.77%	-23.42%	-120.42%	-50.80%	-70.31%
Total capital	12.40%	11.97%	12.02%	13.26%	13.35%
Tier 1 capital	11.08%	10.65%	10.73%	11.96%	12.05%
Leverage	8.04%	7.78%	7.57%	8.34%	8.14%
Tangible common equity (3)	3.84%	3.71%	3.80%	5.21%	2.57%
Tier 1 common equity to risk-weight assets (3)	4.93%	4.82%	5.01%	6.62%	2.86%
Net interest margin (4)	2.68%	2.89%	2.88%	2.83%	2.66%
Efficiency	64.84%	56.46%	69.54%	66.69%	62.18%

Common shares outstanding (2)	21,303,669	21,303,669	21,303,669	21,303,669	6,169,455

Average common shares outstanding (2)
Basic	21,302,949	21,302,949	21,302,672	11,432,204	6,168,083
Diluted	21,302,949	21,302,949	21,302,672	86,551,688	6,168,083

(1) Non-GAAP measure, see Adjusted Pre-Tax, Pre-Provision Trends and Basis of Presentation sections below for additional information.
(2) All share and per share data have been adjusted to retroactively reflect the 1-for-15 reverse stock split effected January 7, 2011.
(3) Non-GAAP measures, see Tangible Common Equity and Basis of Presentation sections below for additional information.
(4) On a tax-equivalent basis. See Net interest income section below and Exhibit A (Tables 2 and 3) for additional information about this non-GAAP measure.

The improvement in operating results for the quarter ended June 30, 2011, compared to the first quarter of 2011, was mainly driven by a $29.5 million reduction in the provision for loan and lease losses, partially offset by an $11.8 million decrease in net interest income.

Adjusted Pre-Tax, Pre-Provision Income Trends

One metric that Management believes is useful in analyzing performance is the level of earnings adjusted to exclude tax expense, the expense for the provision for loan and lease loss and certain significant items (See “Adjusted Pre-Tax, Pre-Provision Income” in “Basis of Presentation” for a full discussion.)

The following table shows adjusted pre-tax, pre-provision income of $28.9 million in the 2011 second quarter, down from $41.7 million in the prior quarter.

Pre-Tax, Pre-Provision Income
(Dollars in thousands)	Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2011	2011	2010	2010	2010

Loss before income taxes	$(12,318)	$(24,834)	$(158,016)	$(76,196)	$(86,817)
Add: Provision for loan and lease losses	59,184	88,732	196,347	120,482	146,793
Less: Net (gain) loss on sale and OTTI of investment securities	(21,342)	(19,341)	620	(48,281)	(24,237)
Less: gain on sale of FirstBank Insurance VI	-	(2,845)	-	-	-
Add: Loss on early extinguishment of borrowings	1,823	-	-	47,405	-
Add: Equity in losses of unconsolidated entities	1,536	-	-	-	-
Adjusted Pre-tax, pre-provision income (1)	$28,883	$41,712	$38,951	$43,410	$35,739

Change from most recent prior quarter - amount	$(12,829)	$2,761	$(4,459)	$7,671	$(4,324)
Change from most recent prior quarter - percent	-30.8%	7.1%	-10.3%	21.5%	-10.8%

(1) See Basis of Presentation for definition.

As discussed in the sections that follow, the decrease in pre-tax, pre-provision income from the 2011 first quarter primarily reflected a decrease of $11.8 million in net interest income mainly attributed to the decline in average earning assets consistent with the Corporation’s deleveraging strategies included in the capital plan submitted to regulators. The high level of liquid financial instruments kept to cover maturing liabilities and unrealized losses of $1.2 million related to fair value adjustments on derivatives and financial liabilities measured at fair value also affected adversely the net interest income. The adverse effect of elevated liquidity levels is perceived as temporary as the Corporation will continue paying down maturing brokered CDs and other funding sources.

An increase of $3.6 million in non-interest expenses also contributed to a lower pre-tax, pre-provision income, partially offset by an increase of $2.7 million in revenues from mortgage-banking activities.

Net Interest Income

Net interest income, excluding fair value adjustments on derivatives and financial liabilities measured at fair value (“valuations”) and net interest income on a tax-equivalent basis are non-GAAP measures. (See Basis of Presentation below for additional information.) The following table reconciles net interest income in accordance with GAAP to net interest income, excluding valuations, and net interest income on a tax-equivalent basis. The table also reconciles net interest spread and net interest margin on a GAAP basis to these items excluding valuations and on a tax-equivalent basis.

	Quarter Ended
	June 30, 2011	March 31, 2011	December 31, 2010	September 30, 2010	June 30, 2010
Net Interest Income (in thousands)
Interest Income - GAAP	$163,418	$180,903	$192,806	$204,028	$214,864
Unrealized loss (gain) on derivative instruments	1,185	(345)	(903)	938	487
Interest income excluding valuations	164,603	180,558	191,903	204,966	215,351
Tax-equivalent adjustment	1,504	2,314	4,494	6,778	7,222
Interest income on a tax-equivalent basis excluding valuations	166,107	182,872	196,397	211,744	222,573

Interest Expense - GAAP	68,983	74,624	80,758	90,326	95,802
Unrealized gain (loss) on derivative instruments and liabilities measured at fair value	23	(598)	(813)	(526)	3,896
Interest expense excluding valuations	69,006	74,026	79,945	89,800	99,698

Net interest income - GAAP	$94,435	$106,279	$112,048	$113,702	$119,062

Net interest income excluding valuations	$95,597	$106,532	$111,958	$115,166	$115,653

Net interest income on a tax-equivalent basis excluding valuations	$97,101	$108,846	$116,452	$121,944	$122,875

Average Balances (in thousands)
Loans and leases	$10,997,295	$11,672,619	$12,185,511	$12,443,055	$13,025,808
Total securities and other short-term investments	3,550,743	3,588,028	3,863,532	4,640,055	5,485,934
Average Interest-Earning Assets	$14,548,038	$15,260,647	$16,049,043	$17,083,110	$18,511,742

Average Interest-Bearing Liabilities	$12,809,375	$13,494,702	$14,036,776	$15,002,168	$16,378,022

Average Yield/Rate
Average yield on interest-earning assets - GAAP	4.51%	4.80%	4.77%	4.74%	4.66%
Average rate on interest-bearing liabilities - GAAP	2.16%	2.24%	2.28%	2.39%	2.35%
Net interest spread - GAAP	2.35%	2.56%	2.49%	2.35%	2.31%
Net interest margin - GAAP	2.60%	2.82%	2.77%	2.64%	2.58%

Average yield on interest-earning assets excluding valuations	4.54%	4.79%	4.74%	4.76%	4.66%
Average rate on interest-bearing liabilities excluding valuations	2.16%	2.22%	2.26%	2.37%	2.44%
Net interest spread excluding valuations	2.38%	2.57%	2.48%	2.39%	2.22%
Net interest margin excluding valuations	2.64%	2.83%	2.77%	2.67%	2.51%

Average yield on interest-earning assets on a tax-equivalent basis and excluding valuations	4.58%	4.85%	4.86%	4.92%	4.82%
Average rate on interest-bearing liabilities excluding valuations	2.16%	2.22%	2.26%	2.37%	2.44%
Net interest spread on a tax-equivalent basis and excluding valuations	2.42%	2.63%	2.60%	2.55%	2.38%
Net interest margin on a tax-equivalent basis and excluding valuations	2.68%	2.89%	2.88%	2.83%	2.66%

Net interest income (excluding valuations) decreased $10.9 million, or 10%, from the 2011 first quarter. This reflected a $712.6 million decrease in average earning assets combined with a decrease of 19 basis points in the net interest margin to 2.64% from 2.83%. The reduction in average earning assets reflected a combination of factors including:

  $675.3 million, or 6%, decrease in average total loans, primarily related to recently completed loan sales and principal repayments, and
  $587.0 million, or 34%, decrease in average MBS, primarily related to sales and prepayments.

The decrease in average-earning assets is consistent with the Corporation’s deleveraging strategies included in the capital plan submitted to regulators in order to improve the Corporation’s capital position. Among strategies completed during the second quarter of 2011 were the sale of approximately $282 million of performing residential mortgage loans that carried a weighted-average rate of 6.37% and the sale of approximately $303 million of U.S. agency MBS. These transactions combined with the full effect of sales of $236 million of residential mortgage loans, $269.3 million of construction and commercial loans to a joint venture in which the Corporation has an investment, and $330 million of U.S. agency MBS completed near the midpoint of the previous quarter, were the main driver for the total decrease in average earning assets. The average volume of all major loan categories, in particular the average volume of residential mortgage and construction loans, decreased from the first quarter of 2011. The decrease in average residential mortgage loans of $372.6 million was primarily related to the aforementioned sales of performing loans to another financial institution. Average construction loans decreased $151.6 million mainly reflecting the full effect of the sale of approximately $193 million of performing and non-performing construction loans as part of the previously reported loan sale transaction to a joint venture and due to pay-downs and charge-off activity. The average balance of commercial loans decreased by $95.8 million mainly due to repayments of loans granted to government entities, charge-offs and the full effect of the sale of commercial loans included as part of the loan sale to the joint venture. Also, the average balance of consumer loans (including finance leases) decreased by $55.3 million, resulting from pay-downs and charge-offs that exceeded new loan originations. Proceeds from sales of loans and securities were used in part to further reduce brokered CDs and/or reinvested in lower risk-weighted assets such as highly liquid U.S. Treasury bills.

The net interest margin (excluding valuations and on a non-tax equivalent basis) decreased 19 basis points, mainly reflecting the aforementioned sales of loans and investments which earned relatively high yields combined with the adverse effect of maintaining high liquidity levels. While the asset sales during the first and second quarter were substantial, the full de-leverage associated with them could not be achieved since it was subject to the maturity schedule of funding sources. As a result, the Corporation kept during the second quarter approximately $725 million in short-term U.S. Treasury bills with maturities ranging from 3 to 6 months at an average yield of 0.08%. The excess liquidity held in the form of low yield, highly liquid instruments (US Treasury Bills) at a negative spread contributed to approximately $3.0 million of the decrease in net interest income during the quarter. The earnings drag due to the elevated liquidity levels is perceived as temporary. These negative factors were partially offset by the 6 basis points decrease in the overall average cost of funding driven by the positive impact of the continued planned reduction in brokered CDs and lower rates paid on interest-bearing savings and checking accounts. The average balance of brokered CDs decreased $468.5 million to $5.6 billion in the second quarter of 2011 from $6.0 billion in the first quarter of 2011.

Provision for Loan and Lease Losses

The provision for loan and lease losses for the second quarter of 2011 was $59.2 million, down $29.5 million from the first quarter 2011 provision. Reflecting the adequacy of previously established reserves and reduced exposure in loans that required significant reserve increases in prior periods, the current quarter’s provision for loan and lease losses was $20.8 million less than total net charge-offs (see the Credit Quality section below for a full discussion.)

Non-Interest Income

	Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(In thousands)	2011	2011	2010	2010	2010

Other service charges on loans	$1,456	$1,718	$2,019	$1,963	$1,486
Service charges on deposit accounts	3,054	3,332	3,125	3,325	3,501
Mortgage banking activities	9,336	6,591	2,501	6,474	2,140
Gain (loss) on sale of investments, net of impairments	21,342	19,341	(620)	48,281	24,237
Broker-dealer income	783	48	121	501	1,347
Other operating income	6,250	9,455	6,640	6,127	6,814
Loss on early extinguishment of borrowings	(1,823)	-	-	(47,405)	-
Equity in losses of unconsolidated entities	(1,536)	-	-	-	-

Non-interest income	$38,862	$40,485	$13,786	$19,266	$39,525

Non-interest income decreased $1.6 million from the 2011 first quarter primarily due to:

  Equity in losses of unconsolidated entities of $1.5 million related to the Bank’s investment in CPG/GS PR NPL, LLC (“CPG/GS”), the joint venture that purchased $269.2 million of loans from FirstBank during the first quarter. The Bank held a 35% ownership interest in CPG/GS as of June 30, 2011. Approximately $1.9 million of such charges represent an adjustment to the initial valuation of the equity interest investment, net of the Bank’s share on the net income of CPG/GS results of operations.
  A $0.5 million aggregate decrease in fee income from loans and deposits, mainly reflecting reductions in credit card merchant fees and overdraft charges due to lower underlying activity levels.
  A $0.3 million decrease in income from insurance-related activities. In addition, during the first quarter the Corporation realized a $2.8 million gain on the sale of assets of FirstBank Insurance Agency VI. This transaction will generate expense reductions going forward in line with the Corporation’s cost management strategies.

Partially offset by,

  A $2.7 million, or 41%, increase in mortgage banking income. The increase primarily resulted from a higher volume of loan sales and securitizations. Loan sales and securitizations amounted to $362.9 million during the second quarter of 2011 for which a gain of $8.4 million was recorded (including the recognition of servicing rights) compared to sales and securitizations of $300.5 million during the first quarter of 2011 with a recorded gain of $6.6 million. An increase in income of approximately $0.9 million resulting from the Corporation’s hedging transactions associated with its residential mortgage loan securitizations also contributed to the increase in mortgage banking income, partially offset by a $0.2 million increase in temporary impairments of servicing assets.
  A $0.7 million increase in fee income from broker-dealer activities, reflecting increased underwriting fees.

Total gain on sales of investments, net of impairments amounted to $21.3 million for the second quarter compared to $19.3 million in the first quarter. The gain on sale of investments and impairments for the second quarter of 2011 was mainly composed of: (i) a $20.2 million gain recorded on the aforementioned sale of $303 million of MBS as part of the Corporation’s deleveraging strategies included in the capital plan, (ii) a $2.0 million gain recorded on the sale of approximately $105 million of floating rate collateralized mortgage obligations (CMOs), and (iii) a $0.6 million other-than-temporary impairment charge related to estimated credit losses on private label MBS. The gain on sale of floating rate CMOs that carried an average yield of 0.95% was almost entirely offset by the $1.8 million loss recorded on the early extinguishment of $200 million of repurchase agreements (average rate of 1.06%) and $100 million of advances from FHLB (rate of 1.62%), which should contribute to better interest margins in the future.

Non-Interest Expenses

	Quarter Ended
	June 30,	March 31,	December, 31	September, 30	June 30,
(In thousands)	2011	2011	2010	2010	2010

Employees' compensation and benefits	$29,407	$30,439	$28,591	$29,849	$30,958
Occupancy and equipment	15,603	15,250	15,537	14,655	14,451
Deposit insurance premium	14,125	13,465	13,568	14,702	15,369
Other taxes, insurance and supervisory fees	3,557	4,967	5,069	5,401	5,054
Professional fees	6,072	5,137	5,863	4,533	5,604
Business promotion	3,628	2,664	3,561	3,226	3,340
Net loss on REO operations	5,971	5,500	7,471	8,193	10,816
Other	8,068	5,444	7,843	8,123	13,019
Total	$86,431	$82,866	$87,503	$88,682	$98,611

Non-interest expenses increased $3.6 million to $86.4 million in the second quarter of 2011, compared to the first quarter of 2011, primarily reflecting the following:

  The impact in the previous quarter of a $3.4 million release of reserve for off-balance sheet exposures such as unfunded loans commitments, mainly associated with non-performing construction loans sold to CPG/GS and presented as part of “Other” in the above table.
  A $1.0 million increase in business promotion expenses, reflecting the launch of new advertising campaigns and sponsoring activities.
  A $0.9 million increase in professional service fees, mainly higher legal and certain outsourcing expenses.
  A $0.7 million increase in the deposit premium insurance expense. A new deposit insurance assessment formula became effective on April 1, 2011 that redefines the assessment base for deposit insurance assessment as average total assets less average tangible equity, rather than on the amount of average total domestic deposits as in the previous rule. The deposit insurance premium assessment computed under the previous rule would have resulted in a $12.3 million charge for the second quarter compared to the $14.1 million recorded under the new formula.
  A $0.5 million increase in REO and foreclosure expenses primarily related to an increase in legal, real estate brokers’, and maintenance and title services fees associated with a higher volume of repossessed properties sold during the quarter.
  A $0.4 million increase in occupancy and equipment expenses. The capitalization of significant technology-projects during the current quarter resulted in a higher depreciation expense related to electronic equipments. Higher electricity costs also contributed to the increase in occupancy expenses.

The increase was partially offset by,

  A $1.0 million decrease in employee compensation and benefit expenses, reflecting lower payroll taxes and reductions in bonuses and incentive-based compensation, and
  A $1.4 million decrease in local regulatory examination fees driven by the reduction of the Bank’s total assets in Puerto Rico.

Income Taxes

The income tax expense for the second quarter of 2011 was $2.6 million compared to an income tax expense of $3.6 million for the first quarter of 2011. The expense for the 2011 first quarter included an incremental charge of $2.0 million attributed to changes in tax rates. In January 2011, the Puerto Rico government lowered the statutory income tax rates to 30% from 39%. The expense for the second quarter of 2011 was mainly related to the operations of profitable subsidiaries.

As of June 30, 2011, the deferred tax asset, net of a valuation allowance of $465.0 million, amounted to $6.4 million compared to $7.7 million as of March 31, 2011. The Corporation continued to reserve deferred tax assets created in connection with the operations of its banking subsidiary FirstBank.

CREDIT QUALITY

(Dollars in thousands)	June 30,	March 31,	December 31,	September 30,	June 30,
	2011	2011	2010	2010	2010
Non-performing loans held for investment:
Residential mortgage	$380,165	$391,962	$392,134	$427,574	$448,079
Commercial mortgage	196,037	129,828	217,165	173,350	200,033
Commercial and Industrial	309,888	327,477	317,243	293,323	233,201
Construction	280,286	341,179	263,056	558,148	621,387
Consumer and Finance leases	42,065	42,605	49,391	53,608	47,965
Total non-performing loans held for investment	1,208,441	1,233,051	1,238,989	1,506,003	1,550,665

REO	96,618	91,948	84,897	82,706	72,358
Other repossessed property	14,884	15,125	14,023	15,824	13,383
Investment securities (1)	64,543	64,543	64,543	64,543	64,543
Total non-performing assets, excluding loans held for sale	$1,384,486	$1,404,667	$1,402,452	$1,669,076	$1,700,949

Non-performing loans held for sale	5,087	5,454	159,321	-	-
Total non-performing assets, including loans held for sale	$1,389,573	$1,410,121	$1,561,773	$1,669,076	$1,700,949

Past due loans 90 days and still accruing	$156,919	$154,299	$144,114	$139,795	$187,659
Non-performing loans held for investment to total loans held for investment	11.23%	11.12%	10.63%	12.36%	12.40%
Non-performing assets, excluding non-performing loans held for sale, to total assets, excluding non-performing loans held for sale	9.81%	9.30%	9.03%	10.01%	9.39%
Non-performing assets to total assets	9.85%	9.34%	9.96%	10.01%	9.39%
(1) Collateral pledged with Lehman Brothers Special Financing, Inc.

Credit quality performance in the 2011 second quarter continued to show signs of stabilization, as demonstrated by, among other things, a $25.0 million decrease in non-performing loans and a $25.5 million decrease in adversely classified commercial and construction loans. Total adversely classified commercial and construction loans held for investment decreased to $1.220 billion as of June 30, 2011 ($581.1 million - C&I loans; $305.4 million – commercial mortgage loans; $334.0 million – construction loans) from $1.246 billion as of March 31, 2011 ($596.6 million – C&I loans; $245.0 million commercial mortgage loans; $404.3 million – construction loans). Charge-offs, sales, loan modifications and payments result in a lower ending balance of non-performing assets. Other key credit quality metrics showed improvements, including declines in C&I and commercial mortgage net charge-offs and a reduction in the migration of commercial and construction loans to adversely classified categories.

This quarter’s net charge-offs were primarily related to loans with adequate reserves established in prior periods. The allowance for loan and lease losses declined $20.8 million to $540.9 million, or 5.02% of period-end total loans, from $561.7 million, or 5.06% of total loans, at March 31, 2011.

Non-Performing Loans and Non-Performing Assets

Total non-performing loans were $1.21 billion, down $25.0 million from $1.24 billion at March 31, 2011. The decrease from the first quarter of 2011 primarily reflected declines in non-performing construction, C&I and residential mortgage loans, partially offset by increases in commercial mortgage non-performing loans.

Non-performing construction loans decreased by $60.9 million, or 17%, from the end of the first quarter of 2011, reflecting both charge-offs and problem credit resolutions including the sale of troubled assets. Charge-offs amounting to $27.4 million were recorded in the second quarter associated with a $100 million commercial project in the Virgin Islands region. This relationship had been placed in non-performing status and adequately reserved in the previous quarter. Non-performing construction loans in the United States decreased $39.3 million, or 89%, mainly due to the repossession and subsequent sale of the underlying collateral of a $33.0 million residential project in Florida and due to a $2.1 million loan which was formally restructured so as to be reasonably assured of principal and interest repayment and performance according to its modified terms. Non-performing construction loans in Puerto Rico decreased $13.6 million mainly due to payments and charge-offs. There were no inflows of construction projects into non-performing status in Puerto Rico and the United States during the second quarter of 2011. In the Virgin Islands region a $14.7 million loan (net of a $6.9 million charge-off) associated with the development of a commercial real estate project was placed in non-performing status during the current quarter. This loan also had an adequate reserve established prior to this quarter.

C&I non-performing loans decreased by $17.6 million, or 5%, on a sequential quarter basis, reflecting both payments and charge-offs. During the second quarter of 2011, the Corporation received aggregate payments of approximately $21.8 million on two loans in Puerto Rico. In addition, charge-offs amounting to $10.8 million were recorded in the second quarter for this portfolio, mainly in Puerto Rico. In the United States and the Virgin Islands, C&I non-performing loans increased slightly by $0.6 million and $0.1 million, respectively. The migration of loans to non-performing status during the second quarter decreased by 41% compared to inflows of the prior quarter.

Non-performing residential mortgage loans decreased $11.8 million, or 3%, from March 31, 2011. The decrease was associated with several factors, including: (i) loans modified that successfully completed a trial period prior to be restored to accrual status, (ii) charge-offs, and (iii) foreclosures. The amount of loans restored to accrual status due to payments received was offset by the additions to non-performing registered in the current quarter. In Puerto Rico, non-performing residential mortgage loans decreased by $10.8 million. Meanwhile, non-performing residential mortgage loans decreased by $1.9 million in the United States, and increased $0.9 million in the Virgin Islands. Approximately $247.6 million, or 65% of total non-performing residential mortgage loans, have been written down to their net realizable value.

Non-performing commercial mortgage loans increased by $66.2 million, or 51%, from the end of the first quarter of 2011 driven by two relationships in excess of $10 million. In Puerto Rico, non-performing commercial mortgage loans increased $57.0 million substantially related to a $46.1 million loan relationship. Non-performing commercial mortgage loans in the United States increased by $9.9 million mainly associated with the inflow of a $16.0 million loan, partially offset by loans restored to accrual status, including a restructured $3.5 million loan after a sustained performance period, and charge-offs. Non-performing commercial mortgage loans in the Virgin Islands decreased $0.7 million from March 31, 2011.

The levels of non-performing consumer loans, including finance leases, showed a $0.5 million decrease during the second quarter. The decrease was mainly related to small personal loans and auto financings in Puerto Rico, partially offset by an increase in non-performing boat financings.

As of June 30, 2011, approximately $396.5 million, or 33%, of total non-performing loans held for investment have been charged-off to their net realizable value. (See Allowance for Loan and Lease Losses discussion below for additional information.)

The REO portfolio, which is part of non-performing assets, increased by $4.7 million, mainly reflecting increases in commercial properties in the United States, and increases in both residential and commercial properties in Puerto Rico and the Virgin Islands, partially offset by sales. Consistent with the Corporation’s assessment of the value of properties and current and future market conditions, management continues to execute strategies to dispose of real estate acquired in satisfaction of debt. During the second quarter of 2011, the Corporation sold approximately $16.9 million of REO properties ($7.6 million in Florida, $9.0 million in Puerto Rico and $0.3 million in the Virgin Islands), compared to $12.6 million in the previous quarter. These figures exclude the aforementioned $33.0 million residential construction project in Florida which was acquired through foreclosure and sold during the current quarter.

The over 90-day delinquent, but still accruing, loans, excluding loans guaranteed by the U.S. Government, increased during the second quarter of 2011 by $4.1 million to $74.0 million, or 0.69% of total loans held for investment, at June 30, 2011. However, loans 30 to 59 days delinquent decreased $76.6 million, or 17%, to $366.1 million as of June 30, 2011.

Allowance for Loan and Lease Losses

The following table sets forth an analysis of the allowance for loan and lease losses during the periods indicated:

	Quarter Ended
(Dollars in thousands)	June 30,	March 31,	December 31,		September 30,	June 30,
	2011	2011	2010		2010	2010

Allowance for loan and lease losses, beginning of period	$561,695	$553,025	$608,526		$604,304	$575,303
Provision (recovery) for loan and lease losses:
Residential mortgage	12,845	6,327	13,876		19,961	31,307
Commercial mortgage	6,062	13,381	40,642	(1)	15,051	26,562
Commercial and Industrial	21,486	41,486	2,011	(2)	27,958	46,052
Construction	21,354	22,463	125,361	(3)	44,268	32,068
Consumer and finance leases	(2,563)	5,075	14,457		13,244	10,804
Total provision for loan and lease losses	59,184	88,732	196,347		120,482	146,793
Loans net charge-offs:
Residential mortgage	(8,937)	(5,161)	(18,644)		(13,109)	(17,619)
Commercial mortgage	(3,150)	(31,104)	(32,829)	(4)	(11,455)	(17,839)
Commercial and Industrial	(10,763)	(16,288)	(28,752)	(5)	(19,926)	(26,019)
Construction	(47,207)	(17,238)	(158,311)	(6)	(58,423)	(43,204)
Consumer and finance leases	(9,944)	(10,271)	(13,312)		(13,347)	(13,111)
Net charge-offs	(80,001)	(80,062)	(251,848)		(116,260)	(117,792)
Allowance for loan and lease losses, end of period	$540,878	$561,695	$553,025		$608,526	$604,304

Allowance for loan and lease losses to period end total loans held for investment	5.02%	5.06%	4.74%		5.00%	4.83%
Net charge-offs (annualized) to average loans outstanding during the period	2.91%	2.74%	8.27%	(7)	3.74%	3.62%
Provision for loan and lease losses to net charge-offs during the period	0.74x	1.11x	0.78x	(8)	1.04x	1.25x

(1) Includes provision of $11.3 million associated with loans transferred to held for sale.
(2) Includes provision of $8.6 million associated with loans transferred to held for sale.
(3) Includes provision of $83.0 million associated with loans transferred to held for sale.
(4) Includes net charge-offs totaling $29.5 million associated with loans transferred to held for sale.
(5) Includes net charge-offs totaling $8.6 million associated with loans transferred to held for sale.
(6) Includes net charge-offs totaling $127.0 million associated with loans transferred to held for sale.
(7) Net charge-offs, excluding charge-offs related to loans transferred to held for sale, to average loans outstanding during the fourth quarter of 2010 was 2.96%.
(8) Provision for loan and lease losses to net charge-offs, excluding impact of loans transferred to held for sale for the fourth quarter of 2010 was 1.08x.

Provision for Loan and Lease Losses

The provision for loan and lease losses of $59.2 million decreased by $29.5 million, compared to the provision recorded for the first quarter of 2011. The decrease in the provision was principally related to the construction loan portfolio in the Virgin Islands as well as decreases in the provision for the C&I, commercial mortgage and consumer loan portfolios in Puerto Rico. These variances were partially offset by an increase in the provision for residential mortgage and construction loans in Puerto Rico.

The Virgin Islands recorded a decrease of $25.2 million in the provision for loan losses substantially related to the impact in the previous quarter of the specific reserve assigned to the aforementioned $100 million loan relationship placed in non-accrual status in the previous quarter. A charge-off amounting to $27.4 million was recorded for this relationship in the second quarter.

The Corporation recorded a $58.3 million provision for loan and lease losses in Puerto Rico in the second quarter of 2011, compared to a provision of $57.0 million for the first quarter of 2011. The overall increase in Puerto Rico was mainly related to (i) an increase of $19.6 million in the provision for construction loans in Puerto Rico, driven by higher charges to specific reserves, including an approximately $11.8 million increase in the reserve for certain land loan participations and higher loss rates for land loans, and (ii) an increase of $10.4 million in the provision for residential mortgage loans mainly related to impaired residential mortgage loans and higher loss rates. These increases were almost completely offset by lower provisions for C&I, commercial mortgage and consumer loans. The provision for C&I loans in Puerto Rico reflects a reduction of $17.0 million mainly due to lower charges to specific reserves, reflecting a reduction in total C&I impaired loans driven by payments, and a decrease in historical loss rates. The provision for commercial mortgage loans in Puerto Rico decreased by $4.3 million also reflecting a decrease in charges to specific reserves and historical loss rates. Allowance coverage for the non-impaired portfolio (general reserve) is determined using a methodology that incorporates historical loss rates and risks ratings by loan category. Loss rates are based on the moving average of charge-offs computed over a historical 24-month loss period, applying adjustments, as necessary, to each loss rate based on assessments of recent charge-off trends (12 months), collateral values, and economic and business influences impacting expected losses. During the second quarter, the historical loss rates for most loan categories decreased mainly due to decreasing charge-off trends and, to a lesser extent, stabilization in property values. The provision for consumer loans in Puerto Rico decreased by $7.5 million, mainly related to the effect of lower historical loss rates on personal small loans. The analysis also includes market and economic indicators for the region that also improved in the recent quarter.

With respect to the United States loan portfolio, the Corporation recorded a $2.2 million provision for the second quarter of 2011, compared to $7.9 million for the first quarter of 2011, a decrease of $5.7 million. The change was mainly related to a $3.1 million decrease in the provision for residential mortgage loans, mainly attributable to specific reserves assigned in the previous quarter to certain high-balance loans, and a $1.9 million decrease in the provision for C&I loans mainly related to a lower migration of loans to adversely classified categories.

The following table sets forth information concerning the ratio of the allowance to non-performing loans held for investment as of June 30, 2011 and March 31, 2011 by loan category:

(Dollars in thousands)	Residential Mortgage Loans	Commercial Mortgage Loans	C&I Loans	Construction Loans	Consumer and Finance Leases	Total

As of June 30, 2011

Non-performing loans held for investment charged-off to realizable value	$247,594	$16,444	$68,227	$62,733	$1,545	$396,543
Other non-performing loans held for investment	132,571	179,593	241,661	217,553	40,520	811,898
Total non-performing loans held for investment	$380,165	$196,037	$309,888	$280,286	$42,065	$1,208,441

Allowance to non-performing loans held for investment	17.73%	46.31%	60.85%	46.86%	149.25%	44.76%
Allowance to non-performing loans held for investment, excluding non-performing loans charged-off to realizable value	50.84%	50.55%	78.03%	60.37%	154.94%	66.62%

As of March 31, 2011

Non-performing loans held for investment charged-off to realizable value	$231,039	$11,240	$75,475	$50,804	$1,141	$369,699
Other non-performing loans held for investment	160,923	118,588	252,002	290,375	41,464	863,352
Total non-performing loans held for investment	$391,962	$129,828	$327,477	$341,179	$42,605	$1,233,051

Allowance to non-performing loans held for investment	16.20%	67.68%	54.31%	46.07%	176.72%	45.55%
Allowance to non-performing loans held for investment, excluding non-performing loans charged-off to realizable value	39.46%	74.10%	70.57%	54.14%	181.58%	65.06%

The following table sets forth information concerning the composition of the Corporation’s allowance for loan and lease losses as of June 30, 2011 and March 31, 2011, respectively, by loan category and by whether the allowance and related provisions were calculated individually for impairment purposes or through a general valuation allowance.

(Dollars in thousands)	Residential Mortgage Loans	Commercial Mortgage Loans	C&I Loans	Construction Loans	Consumer and Finance Leases	Total

As of June 30, 2011

Impaired loans without specific reserves:
Principal balance of loans, net of charge-offs	$170,109	$23,357	$59,138	$22,533	$10,102	$285,239

Impaired loans with specific reserves:
Principal balance of loans, net of charge-offs	397,817	218,937	311,406	268,326	1,505	1,197,991
Allowance for loan and lease losses	52,073	30,402	92,162	71,149	133	245,919
Allowance for loan and lease losses to principal balance	13.09%	13.89%	29.60%	26.52%	8.84%	20.53%

Loans with general allowance:
Principal balance of loans	2,313,063	1,348,339	3,795,104	225,075	1,600,714	9,282,295
Allowance for loan and lease losses	15,331	60,383	96,400	60,195	62,650	294,959
Allowance for loan and lease losses to principal balance	0.66%	4.48%	2.54%	26.74%	3.91%	3.18%

Total loans held for investment:
Principal balance of loans	$2,880,989	$1,590,633	$4,165,648	$515,934	$1,612,321	$10,765,525
Allowance for loan and lease losses	67,404	90,785	188,562	131,344	62,783	540,878
Allowance for loan and lease losses to principal balance	2.34%	5.71%	4.53%	25.46%	3.89%	5.02%

As of March 31, 2011

Impaired loans without specific reserves:
Principal balance of loans, net of charge-offs	$293,488	$18,628	$63,328	$37,910	$1,141	$414,495

Impaired loans with specific reserves:
Principal balance of loans, net of charge-offs	272,782	213,426	332,651	327,502	1,266	1,147,627
Allowance for loan and lease losses	43,295	29,610	81,989	98,167	415	253,476
Allowance for loan and lease losses to principal balance	15.87%	13.87%	24.65%	29.97%	32.78%	22.09%

Loans with general allowance:
Principal balance of loans	2,330,422	1,356,714	3,866,681	316,833	1,657,003	9,527,653
Allowance for loan and lease losses	20,201	58,263	95,850	59,030	74,875	308,219
Allowance for loan and lease losses to principal balance	0.87%	4.29%	2.48%	18.63%	4.52%	3.23%

Total loans held for investment:
Principal balance of loans	$2,896,692	$1,588,768	$4,262,660	$682,245	$1,659,410	$11,089,775
Allowance for loan and lease losses	63,496	87,873	177,839	157,197	75,290	561,695
Allowance for loan and lease losses to principal balance	2.19%	5.53%	4.17%	23.04%	4.54%	5.06%

Net Charge-Offs

Total net charge-offs for the second quarter of 2011 were $80.0 million, or 2.91% of average loans on an annualized basis compared to $80.1 million, or an annualized 2.74%, in the first quarter of 2011. Lower net charge-offs were reflected in Puerto Rico with a $33.0 million decrease, partially offset by a $33.1 million increase in the Virgin Islands. The United States portfolio reflected a slight decrease of $0.2 million. Approximately 80% of the construction and commercial charge-offs recorded in the second quarter relates to loans with previously established adequate reserves.

Construction loans net charge-offs in the second quarter of 2011 were $47.2 million, or an annualized 28.62%, up from $17.2 million, or an annualized 8.50% of related loans, in the first quarter of 2011. Approximately 58%, or $27.4 million, of the construction loan net charge-offs in the second quarter of 2011 were related to the aforementioned $100 million non-performing relationship in the Virgin Islands which was adequately reserved in the previous quarter. In Puerto Rico, construction loans net charge-offs were $7.3 million, a decrease of $4.7 million when compared to 2011 first quarter levels, of which approximately $4.8 million was related to a residential project for which an adequate reserve was also previously established. In Florida, construction loans net charge-offs were $5.6 million, an increase of $0.4 million when compared to 2011 first quarter levels, of which approximately $5.1 million was related to the aforementioned foreclosure of a residential housing project that was sold during the current quarter. After this sale, the construction portfolio in Florida has been reduced to $30.9 million, as of June 30, 2011, from $70.4 million, as of March 31, 2011.

C&I loans net charge-offs in the second quarter of 2011 were $10.8 million, or an annualized 1.01% of related average loans, down from $16.3 million, or an annualized 1.54% of related loans, in the first quarter of 2011. All of the charge-offs recorded in the second quarter were in Puerto Rico, spread through several industries. Approximately 58%, or $6.3 million, of net charge-offs in the second quarter of 2011 were related to four relationships in excess of $1 million.

Commercial mortgage loans net charge-offs in the second quarter of 2011 were $3.2 million, or an annualized 0.81% of related average loans, down from $31.1 million, or an annualized 7.37% of related loans, in the first quarter of 2011. The second quarter net charge-offs were mainly in Florida and were driven by charge-offs of $1.2 million related to a loan restructured by the Corporation through a loan split. Commercial mortgage loan net charge-offs in Puerto Rico amounted to $0.9 million for the second quarter of 2011.

Residential mortgage loans net charge-offs were $8.9 million, or an annualized 1.24% of related average loans. This represents an increase of $3.8 million from $5.2 million, or an annualized 0.63% of related average balances in the first quarter of 2011. Approximately $5.2 million in charge-offs for the second quarter of 2011 ($4.5 million in Puerto Rico and $0.7 million in Florida) resulted from valuations for impairment purposes of residential mortgage loan portfolios considered homogeneous given high delinquency and loan-to-value levels, compared to $4.0 million recorded in the fourth quarter of 2010.

The total amount of the residential mortgage loan portfolio that has been charged-off to its net realizable value as of June 30, 2011 amounted to $247.6 million. This represents approximately 65% of the total non-performing residential mortgage loan portfolio outstanding as of June 30, 2011. Net charge-offs of residential mortgage loans also include $2.6 million related to the foreclosure of loans during the second quarter of 2011, up from $1.4 million recorded for foreclosures in the first quarter. Loss rates in the Corporation’s Puerto Rico operations continue to be lower than loss rates in the Florida market.

Net charge-offs on consumer loan and finance leases in the second quarter of 2011 were $9.9 million, or an annualized 2.43% of related average loans, compared to $10.3 million, or an annualized 2.43% of average loans for the first quarter. The decrease was mainly related to auto finance leases.

The following table presents annualized net charge-offs to average loans held-in-portfolio:

	Quarter Ended
	June 30,	March 31,	December 31,		September 30,	June 30,
	2011	2011	2010		2010	2010

Residential mortgage	1.24%	0.63%	2.20%	(1)	1.52%	1.99%

Commercial mortgage	0.81%	7.37%	7.56%	(2)	2.88%	4.56%

Commercial and Industrial	1.01%	1.54%	2.73%	(3)	1.82%	2.25%

Construction	28.62%	8.50%	57.61%	(4)	18.84%	11.96%

Consumer and finance leases	2.43%	2.43%	3.07%		3.00%	2.86%

Total loans	2.91%	2.74%	8.27%	(5)	3.74%	3.62%

(1) Includes net charge-offs totaling $7.8 million associated with non-performing residential mortgage loans sold in a bulk sale.
(2) Includes net charge-offs totaling $29.5 million associated with loans transferred to held for sale. Commercial mortgage net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale, was 0.80%.
(3) Includes net charge-offs totaling $8.6 million associated with loans transferred to held for sale. Commercial and Industrial net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale, was 1.93%.

(4) Includes net charge-offs totaling $127.0 million associated with loans transferred to held for sale. Construction net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale, was 16.40%.

(5) Includes net charge-offs totaling $165.1 million associated with loans transferred to held for sale. Total net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale, was 2.96%.

The ratios above are based on annualized net charge-offs and are not necessarily indicative of the results expected for the entire year, or expected in subsequent periods.

The following table presents annualized net charge-offs to average loans by geographic segment:

	Quarter Ended
	June 30,		March 31,	December 31,		September 30,		June 30,
	2011		2011	2010		2010		2010
PUERTO RICO:

Residential mortgage	1.39%		0.39%	2.39%	(3)	1.61%		2.09%

Commercial mortgage	0.34%		10.07%	10.64%	(4)	2.49%		0.34%

Commercial and Industrial	1.08%		1.55%	2.79%	(5)	1.92%		2.48%

Construction	6.90%		8.77%	70.85%	(6)	8.30%		8.56%

Consumer and finance leases	2.49%		2.50%	3.10%		2.97%		2.94%

Total loans	1.57%		2.82%	9.02%	(7)	2.61%		2.81%

VIRGIN ISLANDS:

Residential mortgage	-0.13%	(1)	0.05%	0.10%		0.13%		0.00%

Commercial mortgage	0.00%		0.00%	0.00%		0.00%		0.00%

Commercial and Industrial	-0.19%	(2)	1.59%	0.00%		-0.01%	(2)	-1.41%

Construction	77.30%		0.16%	12.66%		0.00%		0.01%

Consumer and finance leases	0.75%		1.05%	1.97%		1.56%		0.46%

Total loans	14.59%		0.45%	2.78%		0.18%		-0.32%

FLORIDA:

Residential mortgage	2.07%		3.26%	3.45%		2.59%		3.67%

Commercial mortgage	2.00%		1.65%	0.28%		4.20%		13.84%

Commercial and Industrial	0.00%		0.92%	9.48%		0.02%		1.16%

Construction	38.62%		26.29%	36.13%		101.18%	(8)	32.75%

Consumer and finance leases	2.85%		1.59%	3.91%		8.37%		4.86%

Total loans	4.38%		4.29%	5.53%		18.34%		14.59%

(1) For the first quarter of 2011, recoveries in residential mortgage loans in the Virgin Islands exceeded charge-offs.
(2) For the first quarter of 2011, third quarter of 2010 and second quarter of 2010, recoveries in commercial and industrial loans in the Virgin Islands exceeded charge-offs.
(3) Includes net charge-offs totaling $7.8 million associated with non-performing residential mortgage loans sold in a bulk sale.
(4) Includes net charge-offs totaling $29.5 million associated with loans transferred to held for sale. Commercial mortgage net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale in Puerto Rico, was 1.06%.
(5) Includes net charge-offs totaling $8.6 million associated with loans transferred to held for sale. Commercial and Industrial net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale in Puerto Rico, was 1.95%.

(6) Includes net charge-offs totaling $127.0 million associated with loans transferred to held for sale. Construction net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale in Puerto Rico, was 13.80%.

(7) Includes net charge-offs totaling $165.1 million associated with loans transferred to held for sale. Total net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale in Puerto Rico, was 2.73%.

(8) For the third quarter of 2010, net charge-offs for the construction loan portfolio in Florida were $40 million which once annualized for ratio calculation exceeded the average balance of this portfolio.

Balance Sheet

Total assets were approximately $14.1 billion as of June 30, 2011, down $990.1 million from approximately $15.1 billion as of March 31, 2011. The Corporation continued to execute deleveraging initiatives included in the capital plan submitted to its regulators. Total loans decreased by $609.0 million driven by loans sales and securitizations of $362.9 million, including the aforementioned bulk sale of $282 million of performing residential mortgage loans to another financial institution, the $33.0 million construction loan foreclosed and sold in Florida, $30.4 million of certain commercial loans participated and principal repayments and charge-offs.

The Corporation is experiencing continued loan demand and has continued with its targeted originations strategies. During the second quarter of 2011 total loan originations, including refinancings and draws from existing commitments, amounted to approximately $568.8 million. Originations of residential mortgage loans and consumer loans (including auto financings), amounted to $140.0 million and $139.1 million, respectively, for the second quarter of 2011 compared to $115.2 million and $126.4 million, respectively, for the first quarter.

During the second quarter, the Corporation, completed sales of $303 million of U.S. agency MBS and of $105 million of floating rates CMOs. In line with the planned reduction of brokered CDs, the Corporation used proceeds from sales of MBS and loans, in part, to pay down maturing brokered CDs. The Corporation expects to use excess liquidity to continue to pay down maturing brokered CDs and other funding sources.

As of June 30, 2011, liabilities totaled $13.1 billion, a decrease of approximately $972.4 million from March 31, 2011. The decrease in total liabilities is mainly attributable to a decrease of $643.7 million in total deposits, including a $514.2 million decrease in brokered CDs. In addition, the Corporation repaid $200 million of repurchase agreements and $100 million of advances from the FHLB prior to their maturity dates. The Corporation intends to grow its core deposit base and reduce its reliance on brokered certificates of deposit by: promoting initiatives to increase local deposits by attracting customers seeking to diversify their banking relationships, and realigning FirstBank’s sales force to increase its presence in the commercial and transaction banking market.

The Corporation’s stockholders’ equity amounted to $1.0 billion as of June 30, 2011, a decrease of $17.7 million from March 31, 2011, driven by the net loss of $14.9 million for the second quarter and a decrease of $2.8 million in other comprehensive income due to lower unrealized gains on available for sale securities.

The Corporation’s total capital, Tier 1 capital, and leverage ratios as of June 30, 2011 were 12.40%, 11.08% and 8.04%, respectively, compared to 11.97%, 10.65% and 7.78%, respectively, at the end of the prior quarter. Meanwhile, the total capital, Tier 1 capital, and leverage ratios as of June 30, 2011 for its banking subsidiary, FirstBank Puerto Rico, were 12.15%, 10.83% and 7.87%, respectively, up from 11.71%, 10.40% and 7.60%, respectively, at the end of the prior quarter. The improvement in the capital ratios was primarily related to the significant decrease in risk-weight and total average assets consistent with the Corporation’s actions to deleverage and de-risk the balance sheet. The Corporation continued to deleverage and de-risk its balance sheet during the second quarter of 2011. Some of the proceeds from the sales of assets were used to pay down maturing liabilities. Given the time lag between the sales of the assets and the maturity of liabilities, the average assets for the quarter remained at higher levels, thus, affecting temporarily the leverage ratio for the quarter. However, when computed on a proforma basis using the ending assets balance at June 30, 2011, which already included the full effect of the deleverage, the leverage ratio would have been 8.38% and 8.20% for First BanCorp and FirstBank Puerto Rico, respectively.

Tangible Common Equity

The Corporation’s tangible common equity ratio increased to 3.84% as of June 30, 2011, from 3.71% as of March 31, 2011, and the Tier 1 common equity to risk-weighted assets ratio as of June 30, 2011 increased to 4.93% from 4.82% as of March 31, 2011.

The following table is a reconciliation of the Corporation’s tangible common equity and tangible assets over the last five quarters to the comparable GAAP items:

(In thousands, except ratios and per share information)
	June 30,	March 31,	December 31,	September 30,	June 30,
	2011	2011	2010	2010	2010
Tangible Equity:
Total equity - GAAP	$1,009,578	$1,027,269	$1,057,959	$1,321,979	$1,438,289
Preferred equity	(428,703)	(426,724)	(425,009)	(411,876)	(930,830)
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Core deposit intangible	(12,866)	(13,454)	(14,043)	(14,673)	(15,303)

Tangible common equity	$539,911	$558,993	$590,809	$867,332	$464,058

Tangible Assets:
Total assets - GAAP	$14,113,973	$15,104,090	$15,593,077	$16,678,879	$18,116,023
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Core deposit intangible	(12,866)	(13,454)	(14,043)	(14,673)	(15,303)

Tangible assets	$14,073,009	$15,062,538	$15,550,936	$16,636,108	$18,072,622

Common shares outstanding	21,304	21,304	21,304	21,304	6,169

Tangible common equity ratio	3.84%	3.71%	3.80%	5.21%	2.57%
Tangible book value per common share	$25.34	$26.24	$27.73	$40.71	$75.22

The following table reconciles stockholders’ equity (GAAP) to Tier 1 common equity:

(Dollars in thousands)	As of
	June 30,	March 31,	December 31,	September 30,	June 30,
	2011	2011	2010	2010	2010

Tier 1 Common Equity:
Total equity - GAAP	$1,009,578	$1,027,269	$1,057,959	$1,321,979	$1,438,289
Qualifying preferred stock	(428,703)	(426,724)	(425,009)	(411,876)	(930,830)
Unrealized gain on available-for-sale securities (1)	(12,659)	(15,453)	(17,736)	(30,295)	(63,311)
Disallowed deferred tax asset (2)	(272)	(981)	(815)	(43,552)	(38,078)
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Core deposit intangible	(12,866)	(13,454)	(14,043)	(14,673)	(15,303)
Cumulative change gain in fair value of liabilities
accounted for under a fair value option	(1,889)	(2,156)	(2,185)	(2,654)	(3,170)
Other disallowed assets	(808)	(881)	(226)	(636)	(66)
Tier 1 common equity	$524,283	$539,522	$569,847	$790,195	$359,433

Total risk-weighted assets	$10,630,162	$11,183,518	$11,372,856	$11,930,854	$12,570,330

Tier 1 common equity to risk-weighted assets ratio	4.93%	4.82%	5.01%	6.62%	2.86%

1- Tier 1 capital excludes net unrealized gains (losses) on available-for-sale debt securities and net unrealized gains on available-for-sale equity securities with readily determinable fair values, in accordance with regulatory risk-based capital guidelines. In arriving at Tier 1 capital, institutions are required to deduct net unrealized losses on available-for-sale equity securities with readily determinable fair values, net of tax.

2- Approximately $11 million of the Corporation's deferred tax assets at June 30, 2011 (March 31, 2011 - $12 million; December 31, 2010 - $13 million September 30, 2010 - $64 million; June 30, 2010 - $71 million) was included without limitation in regulatory capital pursuant to the risk-based capital guidelines, while approximately $0.3 million of such assets at June 30, 2011 (March 31, 2011 - $1 million; December 31, 2010 - $0.8 million; September 30, 2010 - $44 million; June 30, 2010 - $38 million) exceeded the limitation imposed by these guidelines and, as "disallowed deferred tax assets," was deducted in arriving at Tier 1 capital. According to regulatory capital guidelines, the deferred tax assets that are dependent upon future taxable income are limited for inclusion in Tier 1 capital to the lesser of: (i) the amount of such deferred tax asset that the entity expects to realize within one year of the calendar quarter end-date, based on its projected future taxable income for that year, or (ii) 10% of the amount of the entity's Tier 1 capital. Approximately $5 million of the Corporation's other net deferred tax liability at June 30, 2011 (March 31, 2011 - $5 million; December 31, 2010 - $5 million; September 30, 2010 - $7 million; June 30, 2010 - $12 million) represented primarily the deferred tax effects of unrealized gains and losses on available-for-sale debt securities, which are permitted to be excluded prior to deriving the amount of net deferred tax assets subject to limitation under the guidelines.

Liquidity

The Corporation manages its liquidity in a proactive manner, and maintains a sound liquidity position. Multiple measures are utilized to monitor the Corporation’s liquidity position, including basic surplus and volatile liabilities measures. The Corporation has maintained basic surplus (cash, short-term assets minus short-term liabilities, and secured lines of credit) well in excess of the self-imposed minimum limit of 5% of total assets. As of June 30, 2011, the estimated basic surplus ratio was approximately 11%, including un-pledged investment securities, FHLB lines of credit, and cash. At the end of the quarter, the Corporation had $445 million available for additional credit on FHLB lines of credit. Unpledged liquid securities as of June 30, 2011 mainly consisted of U.S. Treasury bills, fixed-rate MBS and U.S. agency debentures totaling approximately $862.3 million. The Corporation does not rely on uncommitted inter-bank lines of credit (federal funds lines) to fund its operations and does not include them in the basic surplus computation. The Corporation has continued to issue brokered CDs pursuant to approvals received from the FDIC to renew or roll over certain amounts through September 30, 2011.

Basis of Presentation

Use of Non-GAAP Financial Measures

This press release contains GAAP financial measures and non-GAAP financial measures. Non-GAAP financial measures are set forth when management believes they will be helpful to an understanding of the Corporation’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in the text or in the attached tables to this earnings release.

Tangible Common Equity Ratio and Tangible Book Value per Common Share

The tangible common equity ratio and tangible book value per common share are non-GAAP measures generally used by the financial community to evaluate capital adequacy. Tangible common equity is total equity less preferred equity, goodwill and core deposit intangibles. Tangible assets are total assets less goodwill and core deposit intangibles. Management and many stock analysts use the tangible common equity ratio and tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase accounting method of accounting for mergers and acquisitions. Neither tangible common equity nor tangible assets, or related measures should be considered in isolation or as a substitute for stockholders’ equity, total assets or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Corporation calculates its tangible common equity, tangible assets and any other related measures may differ from that of other companies reporting measures with similar names.

Tier 1 Common Equity to Risk-Weighted Assets Ratio

The Tier 1 common equity to risk-weighted assets ratio is calculated by dividing (a) tier 1 capital less non-common elements including qualifying perpetual preferred stock and qualifying trust preferred securities by (b) risk-weighted assets, which assets are calculated in accordance with applicable bank regulatory requirements. The Tier 1 common equity ratio is not required by GAAP or on a recurring basis by applicable bank regulatory requirements. However, this ratio was used by the Federal Reserve in connection with its stress test administered to the 19 largest U.S. bank holding companies under the Supervisory Capital Assessment Program (SCAP), the results of which were announced on May 7, 2009. Management is currently monitoring this ratio, along with the other ratios discussed above, in evaluating the Corporation’s capital levels and believes that, at this time, the ratio may be of interest to investors.

Adjusted Pre-Tax, Pre-Provision Income

One non-GAAP performance metric that management believes is useful in analyzing underlying performance trends, particularly in times of economic stress, is adjusted pre-tax, pre-provision income. Adjusted pre-tax, pre-provision income, as defined by management, represents net (loss) income excluding income tax expense (benefit), the provision for loan and lease losses, gains on sale and other-than-temporary impairments (“OTTI”) of investment securities, as well as certain items identified as unusual, non-recurring or non-operating.

From time to time, revenue and expenses are impacted by items judged by management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that management believes that a complete analysis of its Corporation’s performance requires consideration also of results that exclude such amounts. These items result from factors originating outside the Corporation such as regulatory actions/assessments, and may result from unusual management decisions, such as the early extinguishment of debt.

Net Interest Income, Excluding Valuations and on a Tax-Equivalent Basis

Net interest income, interest rate spread and net interest margin are reported excluding the unrealized changes in the fair value of derivative instruments and financial liabilities elected to be measured at fair value on a tax equivalent basis. The presentation of net interest income excluding valuations provides additional information about the Corporation’s net interest income and facilitates comparability and analysis. The changes in the fair value of derivative instruments and unrealized gains and losses on liabilities measured at fair value have no effect on interest due or interest earned on interest-bearing liabilities or interest-earning assets, respectively. The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a marginal income tax rate. Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. Management believes that it is a standard practice in the banking industry to present net interest income, interest rate spread and net interest margin on a fully tax equivalent basis. This adjustment puts all earning assets, most notably tax-exempt securities and certain loans, on a common basis that facilitates comparison of results to results of peers.

FIRST BANCORP
Condensed Consolidated Statements of Financial Condition

	As of
	June 30,	March 31,	December 31,
(In thousands, except for share information)	2011	2011	2010
ASSETS

Cash and due from banks	$239,488	$663,581	$254,723

Money market investments:
Federal funds sold	5,369	5,382	6,236
Time deposits with other financial institutions	855	1,355	1,346
Other short-term investments	107,985	202,976	107,978
Total money market investments	114,209	209,713	115,560

Investment securities available for sale, at fair value	2,834,086	2,724,167	2,744,453

Investment securities held to maturity, at amortized cost	-	-	453,387

Other equity securities	42,252	51,432	55,932

Total investment securities	2,876,338	2,775,599	3,253,772

Investment in unconsolidated entities	46,092	47,628	-

Loans, net of allowance for loan and lease losses of $540,878 (March 31, 2011 - $561,695; December 31, 2010 - $553,025)	10,224,647	10,528,080	11,102,411
Loans held for sale, at lower of cost or market	20,781	305,494	300,766
Total loans, net	10,245,428	10,833,574	11,403,177

Premises and equipment, net	203,140	206,863	209,014
Other real estate owned	96,618	91,948	84,897
Accrued interest receivable on loans and investments	51,719	55,580	59,061
Due from customers on acceptances	696	598	1,439
Other assets	240,245	219,006	211,434
Total assets	$14,113,973	$15,104,090	$15,593,077

LIABILITIES

Deposits:
Non-interest-bearing deposits	$720,573	$707,938	$668,052
Interest-bearing deposits	10,352,155	11,008,498	11,391,058
Total deposits	11,072,728	11,716,436	12,059,110

Securities sold under agreements to repurchase	1,200,000	1,400,000	1,400,000
Advances from the Federal Home Loan Bank (FHLB)	420,440	540,440	653,440
Notes payable	19,715	27,837	26,449
Other borrowings	231,959	231,959	231,959
Bank acceptances outstanding	696	598	1,439
Accounts payable and other liabilities	158,857	159,551	162,721
Total liabilities	13,104,395	14,076,821	14,535,118

STOCKHOLDERS' EQUITY

Preferred Stock, authorized 50,000,000 shares: issued 22,828,174 shares; outstanding 2,946,046 shares; aggregate liquidation value $487,221	428,703	426,724	425,009

Common stock, $0.10 par value, authorized 2,000,000,000 shares; issued 21,963,522 shares	2,196	2,196	2,196
Less: Treasury stock (at par value)	(66)	(66)	(66)

Common stock outstanding, 21,303,669 shares outstanding	2,130	2,130	2,130
Additional paid-in capital	319,505	319,483	319,459
Legal surplus	299,006	299,006	299,006
Accumulated deficit	(52,401)	(35,498)	(5,363)
Accumulated other comprehensive income	12,635	15,424	17,718
Total stockholders' equity	1,009,578	1,027,269	1,057,959
Total liabilities and stockholders' equity	$14,113,973	$15,104,090	$15,593,077

FIRST BANCORP
Condensed Consolidated Statements of Loss

	Quarter Ended			Six-Month Period Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(In thousands, except per share information)	2011	2011	2010	2011	2010

Net interest income:
Interest income	$163,418	$180,903	$214,864	$344,321	$435,852
Interest expense	68,983	74,624	95,802	143,607	199,927
Net interest income	94,435	106,279	119,062	200,714	235,925
Provision for loan and lease losses	59,184	88,732	146,793	147,916	317,758
Net interest income (loss) after provision for loan and lease losses	35,251	17,547	(27,731)	52,798	(81,833)

Non-interest income:
Other service charges on loans	1,456	1,718	1,486	3,174	3,242
Service charges on deposit accounts	3,054	3,332	3,501	6,386	6,969
Mortgage banking activities	9,336	6,591	2,140	15,927	4,640
Net gain on investments and impairments	21,342	19,341	24,237	40,683	55,001
Loss on early extinguishment of borrowings	(1,823)	-	-	(1,823)	-
Equity in losses of unconsolidated entities	(1,536)	-	-	(1,536)	-
Other non-interest income	7,033	9,503	8,161	16,536	14,999
Total non-interest income	38,862	40,485	39,525	79,347	84,851

Non-interest expenses:
Employees' compensation and benefits	29,407	30,439	30,958	59,846	62,686
Occupancy and equipment	15,603	15,250	14,451	30,853	29,302
Business promotion	3,628	2,664	3,340	6,292	5,545
Professional fees	6,072	5,137	5,604	11,209	10,891
Taxes, other than income taxes	3,278	3,255	3,817	6,533	7,638
Insurance and supervisory fees	14,404	15,177	16,606	29,581	35,124
Net loss on real estate owned (REO) operations	5,971	5,500	10,816	11,471	14,509
Other non-interest expenses	8,068	5,444	13,019	13,512	24,278
Total non-interest expenses	86,431	82,866	98,611	169,297	189,973

Loss before income taxes	(12,318)	(24,834)	(86,817)	(37,152)	(186,955)
Income tax expense	(2,606)	(3,586)	(3,823)	(6,192)	(10,684)

Net loss	$(14,924)	$(28,420)	$(90,640)	$(43,344)	$(197,639)

Net loss attributable to common stockholders	$(22,205)	$(35,437)	$(96,810)	$(57,642)	$(209,961)

Net loss per common share:

Basic	$(1.04)	$(1.66)	$(15.70)	$(2.71)	$(34.04)
Diluted	$(1.04)	$(1.66)	$(15.70)	$(2.71)	$(34.04)

About First BanCorp

First BanCorp is the parent corporation of FirstBank Puerto Rico, a state-chartered commercial bank with operations in Puerto Rico, the Virgin Islands and Florida, and of FirstBank Insurance Agency. First BanCorp and FirstBank Puerto Rico operate within U.S. banking laws and regulations. The Corporation operates a total of 161 branches, stand-alone offices and in-branch service centers throughout Puerto Rico, the U.S. and British Virgin Islands, and Florida. Among the subsidiaries of FirstBank Puerto Rico are First Federal Finance Corp., a small loan company; FirstBank Puerto Rico Securities, a broker-dealer subsidiary; First Management of Puerto Rico; and FirstMortgage, Inc., a mortgage origination company. In the U.S. Virgin Islands, FirstBank operates First Express, a small loan company. First BanCorp’s common and publicly-held preferred shares trade on the New York Stock Exchange under the symbols FBP, FBPPrA, FBPPrB, FBPPrC, FBPPrD and FBPPrE. Additional information about First BanCorp may be found at www.firstbankpr.com.

Safe Harbor

This press release may contain “forward-looking statements” concerning the Corporation’s future economic performance. The words or phrases “expect,” “anticipate,” “look forward,” “should,” “believes” and similar expressions are meant to identify “forward-looking statements” within the meaning of Section 27A of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbor created by such section. The Corporation wishes to caution readers not to place undue reliance on any such “forward-looking statements,” which speak only as of the date made, and to advise readers that various factors, including, but not limited to, uncertainty about whether the Corporation will be able to fully comply with the written agreement dated June 3, 2010 that the Corporation entered into with the Federal Reserve Bank of New York (“FED”) and the order dated June 2, 2010 (the “Order”) that FirstBank Puerto Rico entered into with the FDIC and the Office of the Commissioner of Financial Institutions of Puerto Rico that, among other things, require FirstBank to attain certain capital levels and reduce its special mention, classified, delinquent and non-accrual assets; uncertainty as to whether the Corporation’s stockholders will approve the proposal to issue shares of common stock in the capital raise, which will enable the Corporation to compel the U.S. Treasury to convert into common stock the shares of Series G Preferred Stock that the Corporation issued to the U.S. Treasury; uncertainty as to whether the Corporation will be able to complete any other future capital-raising efforts; uncertainty as to the availability of certain funding sources, such as retail brokered CDs; the Corporation’s reliance on brokered CDs and its ability to obtain, on a periodic basis, approval from the FDIC to issue brokered CDs to fund operations and provide liquidity in accordance with the terms of the Order; the risk of not being able to fulfill the Corporation’s cash obligations or pay dividends to its shareholders in the future due to its inability to receive approval from the FED to receive dividends from FirstBank Puerto Rico; the risk of being subject to possible additional regulatory actions; the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and their impact on the credit quality of the Corporation’s loans and other assets, including the Corporation’s construction and commercial real estate loan portfolios, which have contributed and may continue to contribute to, among other things, the high levels of non-performing assets, charge-offs and the provision expense and may subject the Corporation to further risk from loan defaults and foreclosures; adverse changes in general economic conditions in the United States and in Puerto Rico, including the interest rate scenario, market liquidity, housing absorption rates, real estate prices and disruptions in the U.S. capital markets, which may reduce interest margins, impact funding sources and affect demand for all of the Corporation’s products and services and the value of the Corporation’s assets; an adverse change in the Corporation’s ability to attract new clients and retain existing ones; a decrease in demand for the Corporation’s products and services and lower revenues and earnings because of the continued recession in Puerto Rico and the current fiscal problems and budget deficit of the Puerto Rico government; uncertainty about regulatory and legislative changes for financial services companies in Puerto Rico, the United States and the U.S. and British Virgin Islands, which could affect the Corporation’s financial performance and could cause the Corporation’s actual results for future periods to differ materially from prior results and anticipated or projected results; uncertainty about the effectiveness of the various actions undertaken to stimulate the United States economy and stabilize the United States financial markets, and the impact such actions may have on the Corporation's business, financial condition and results of operations; changes in the fiscal and monetary policies and regulations of the federal government, including those determined by the Federal Reserve System, the FDIC, government-sponsored housing agencies and local regulators in Puerto Rico and the U.S. and British Virgin Islands; the risk of possible failure or circumvention of controls and procedures and the risk that the Corporation’s risk management policies may not be adequate; the risk that the FDIC may further increase the deposit insurance premium and/or require special assessments to replenish its insurance fund, causing an additional increase in the Corporation’s non-interest expense; risks of not being able to recover the assets pledged to Lehman Brothers Special Financing, Inc.; impact to the Corporation’s results of operations and financial condition associated with acquisitions and dispositions; a need to recognize additional impairments on financial instruments or goodwill relating to acquisitions; the adverse effect of litigation; risks that further downgrades in the credit ratings of the Corporation’s long-term senior debt will adversely affect the Corporation’s ability to make future borrowings; general competitive factors and industry consolidation; and the possible future dilution to holders of common stock resulting from additional issuances of common stock or securities convertible into common stock. The Corporation does not undertake, and specifically disclaims any obligation, to update any “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements.

EXHIBIT A

Table 1 – Selected Financial Data

(In thousands, except for per share and financial ratios)	Quarter Ended					Six-Month Period Ended
	June 30,		March 31,		June 30,	June 30,		June 30,
	2011		2011		2010	2011		2010
Condensed Income Statements:
Total interest income	$163,418		$180,903		$214,864	$344,321		$435,852
Total interest expense	68,983		74,624		95,802	143,607		199,927
Net interest income	94,435		106,279		119,062	200,714		235,925
Provision for loan and lease losses	59,184		88,732		146,793	147,916		317,758
Non-interest income	38,862		40,485		39,525	79,347		84,851
Non-interest expenses	86,431		82,866		98,611	169,297		189,973
Loss before income taxes	(12,318)		(24,834)		(86,817)	(37,152)		(186,955)
Income tax expense	(2,606)		(3,586)		(3,823)	(6,192)		(10,684)
Net loss	(14,924)		(28,420)		(90,640)	(43,344)		(197,639)
Net loss attributable to common stockholders	(22,205)		(35,437)		(96,810)	(57,642)		(209,961)

Per Common Share Results (1):
Net loss per share basic	$(1.04)		$(1.66)		$(15.70)	$(2.71)		$(34.04)
Net loss per share diluted	$(1.04)		$(1.66)		$(15.70)	$(2.71)		$(34.04)
Cash dividends declared	$-		$-		$-	$-		$-
Average shares outstanding	21,303		21,303		6,168	21,303		6,168
Book value per common share	$27.27		$28.19		$82.25	$27.27		$82.25
Tangible book value per common share (2)	$25.34		$26.24		$75.22	$25.34		$75.22

Selected Financial Ratios (In Percent):

Profitability:
Return on Average Assets	(0.41)		(0.75)		(1.94)	(0.58)		(2.10)
Interest Rate Spread (3)	2.42		2.63		2.38	2.53		2.41
Net Interest Margin (3)	2.68		2.89		2.66	2.79		2.70
Return on Average Total Equity	(5.81)		(11.09)		(24.52)	(8.45)		(25.85)
Return on Average Common Equity	(14.77)		(23.42)		(70.31)	(19.11)		(69.13)
Average Total Equity to Average Total Assets	7.01		6.76		7.92	6.88		8.11
Tangible common equity ratio (2)	3.84		3.71		2.57	3.84		2.57
Dividend payout ratio	-		-		-	-		-
Efficiency ratio (4)	64.84		56.46		62.18	60.45		59.22

Asset Quality:
Allowance for loan and lease losses to loans held for investment	5.02		5.06		4.83	5.02		4.83
Net charge-offs (annualized) to average loans	2.91		2.74		3.62	2.82		3.63
Provision for loan and lease losses to net charge-offs	73.98		110.83		124.62	92.41		131.54
Non-performing assets to total assets	9.85	(5)	9.34	(5)	9.39	9.85	(5)	9.39
Non-performing loans held for investment to total loans held for investment	11.23		11.12		12.40	11.23		12.40
Allowance to total non-performing loans held for investment	44.76		45.55		38.97	44.76		38.97
Allowance to total non-performing loans held for investment excluding residential real estate loans	65.30		66.78		54.81	65.30		54.81

Other Information:
Common Stock Price: End of period	$4.31		$5.00		$7.95	$4.31		$7.95

1 - All share and per share data have been adjusted to retroactively reflect the 1-for-15 reverse stock split effected January 7, 2011.
2- Non-GAAP measure. See page 18 for GAAP to Non-GAAP reconciliations.
3- On a tax-equivalent basis. See page 5 for GAAP to Non-GAAP reconciliations and refer to discussions in Tables 2 and 3 below.

4- Non-interest expenses to the sum of net interest income and non-interest income. The denominator includes non-recurring income and changes in the fair value of derivative instruments and financial liabilities measured at fair value.

5- Non-performing assets, excluding non-performing loans held for sale, to total assets, excluding non-performing loans held for sale, was 9.81% and 9.30% as of June 30, 2011 and March 31, 2011, respectively.

Table 2 – Quarterly Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax Equivalent Basis)

(Dollars in thousands)
	Average volume			Interest income (1) / expense			Average rate (1)
	June 30,	March 31,	June 30,	June 30,	March 31,	June 30,	June 30,	March 31,	June 30,
Quarter ended	2011	2011	2010	2011	2011	2010	2011	2011	2010

Interest-earning assets:
Money market & other short-term investments	$558,388	$488,087	$849,763	$400	$309	$624	0.29%	0.26%	0.29%
Government obligations (2)	1,829,696	1,344,053	1,422,418	6,214	6,189	8,157	1.36%	1.87%	2.30%
Mortgage-backed securities	1,114,221	1,701,179	3,141,519	10,560	17,005	35,418	3.80%	4.05%	4.52%
Corporate bonds	2,000	2,000	2,000	29	29	29	5.82%	5.88%	5.82%
FHLB stock	45,061	51,332	68,857	452	713	575	4.02%	5.63%	3.35%
Equity securities	1,377	1,377	1,377	-	1	-	0.00%	0.29%	0.00%
Total investments (3)	3,550,743	3,588,028	5,485,934	17,655	24,246	44,803	1.99%	2.74%	3.28%
Residential mortgage loans	2,890,228	3,262,780	3,547,874	40,171	47,844	52,806	5.57%	5.95%	5.97%
Construction loans	659,887	811,530	1,445,251	4,268	6,377	9,132	2.59%	3.19%	2.53%
C&I and commercial mortgage loans	5,811,917	5,907,727	6,199,005	58,921	58,191	65,386	4.07%	3.99%	4.23%
Finance leases	267,816	278,642	305,414	5,570	5,694	6,223	8.34%	8.29%	8.17%
Consumer loans	1,367,447	1,411,940	1,528,264	39,522	40,520	44,223	11.59%	11.64%	11.61%
Total loans (4) (5)	10,997,295	11,672,619	13,025,808	148,452	158,626	177,770	5.41%	5.51%	5.47%
Total interest-earning assets	$14,548,038	$15,260,647	$18,511,742	$166,107	$182,872	$222,573	4.58%	4.86%	4.82%

Interest-bearing liabilities:
Brokered CDs	$5,550,750	$6,019,057	$7,210,631	$29,696	$32,769	$41,499	2.15%	2.21%	2.31%
Other interest-bearing deposits	5,172,845	5,238,157	4,919,662	19,828	21,290	22,267	1.54%	1.65%	1.82%
Loans payable	-	-	406,044	-	-	1,265	0.00%	0.00%	1.25%
Other borrowed funds	1,592,538	1,660,759	2,882,674	15,262	15,222	27,080	3.84%	3.72%	3.77%
FHLB advances	493,242	576,729	959,011	4,220	4,745	7,587	3.43%	3.34%	3.17%
Total interest-bearing liabilities (6)	$12,809,375	$13,494,702	$16,378,022	$69,006	$74,026	$99,698	2.16%	2.22%	2.44%
Net interest income				$97,101	$108,846	$122,875
Interest rate spread							2.42%	2.64%	2.38%
Net interest margin							2.68%	2.89%	2.66%

1- On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less Puerto Rico statutory tax rate (30% for the Corporation's subsidiaries other than IBEs and 25% for the Corporation's IBEs in 2011; 40.95% for the Corporation's subsidiaries other than IBEs and 35.95% for the Corporation's IBEs in 2010) and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments and unrealized gains or losses on liabilities measured at fair value are excluded from interest income and interest expense because the changes in valuation do not affect interest paid or received.

2- Government obligations include debt issued by government sponsored agencies.

3- Unrealized gains and losses in available-for-sale securities are excluded from the average volumes.

4- Average loan balances include the average of total non-performing loans.

5- Interest income on loans includes $2.5 million, $2.2 million and $2.5 million for the second quarter of 2011, first quarter of 2011 and second quarter of 2010, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

6- Unrealized gains and losses on liabilities measured at fair value are excluded from the average volumes.

Table 3 – Year to Date Statement of Average Interest-Earning Assets and Average Interest-Bearing Liabilities (On a Tax Equivalent Basis)

(Dollars in thousands)
	Average volume		Interest income (1) / expense		Average rate (1)
	June 30,	June 30,	June 30,	June 30,	June 30,	June 30,
Six-Month Period Ended	2011	2010	2011	2010	2011	2010

Interest-earning assets:
Money market & other short-term investments	$523,431	$877,029	$709	$1,060	0.27%	0.24%
Government obligations (2)	1,588,216	1,353,376	12,403	16,977	1.57%	2.53%
Mortgage-backed securities	1,406,078	3,203,535	27,565	76,000	3.95%	4.78%
Corporate bonds	2,000	2,000	58	58	5.85%	5.85%
FHLB stock	48,179	68,620	1,165	1,418	4.88%	4.17%
Equity securities	1,377	1,587	1	15	0.15%	1.91%
Total investments (3)	3,569,281	5,506,147	41,901	95,528	2.37%	3.50%
Residential mortgage loans	3,075,475	3,550,968	88,015	106,405	5.77%	6.04%
Construction loans	735,290	1,464,178	10,645	17,885	2.92%	2.46%
C&I and commercial mortgage loans	5,859,558	6,424,543	117,112	132,790	4.03%	4.17%
Finance leases	273,199	309,633	11,264	12,566	8.31%	8.18%
Consumer loans	1,389,570	1,546,732	80,042	89,043	11.62%	11.61%
Total loans (4) (5)	11,333,092	13,296,054	307,078	358,689	5.46%	5.44%
Total interest-earning assets	$14,902,373	$18,802,201	$348,979	$454,217	4.72%	4.87%

Interest-bearing liabilities:
Brokered CDs	$5,783,610	$7,330,746	$62,465	$85,881	2.18%	2.36%
Other interest-bearing deposits	5,205,321	4,775,792	41,118	43,850	1.59%	1.85%
Loans payable	-	604,144	-	3,442	0.00%	1.15%
Other borrowed funds	1,626,460	2,943,079	30,484	54,380	3.78%	3.73%
FHLB advances	534,755	965,269	8,965	15,281	3.38%	3.19%
Total interest-bearing liabilities (6)	$13,150,146	$16,619,030	$143,032	$202,834	2.19%	2.46%
Net interest income			$205,947	$251,383
Interest rate spread					2.53%	2.41%
Net interest margin					2.79%	2.70%

1- On a tax-equivalent basis. The tax-equivalent yield was estimated by dividing the interest rate spread on exempt assets by 1 less Puerto Rico statutory tax rate (30% for the Corporation's subsidiaries other than IBEs and 25% for the Corporation's IBEs in 2011; 40.95% for the Corporation's subsidiaries other than IBEs and 35.95% for the Corporation's IBEs in 2010) and adding to it the cost of interest-bearing liabilities. When adjusted to a tax-equivalent basis, yields on taxable and exempt assets are comparable. Changes in the fair value of derivative instruments and unrealized gains or losses on liabilities measured at fair value are excluded from interest income and interest expense because the changes in valuation do not affect interest paid or received.

2- Government obligations include debt issued by government sponsored agencies.

3- Unrealized gains and losses in available-for-sale securities are excluded from the average volumes.

4- Average loan balances include the average of total non-performing loans.

5- Interest income on loans includes $4.7 million and $5.6 million for the six-month periods ended June 30, 2011 and 2010, respectively, of income from prepayment penalties and late fees related to the Corporation's loan portfolio.

6- Unrealized gains and losses on liabilities measured at fair value are excluded from the average volumes.

Table 4 – Non-Interest Income

	Quarter Ended			Six-Month Period Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(In thousands)	2011	2011	2010	2011	2010

Other service charges on loans	$1,456	$1,718	$1,486	$3,174	$3,242
Service charges on deposit accounts	3,054	3,332	3,501	6,386	6,969
Mortgage banking activities	9,336	6,591	2,140	15,927	4,640
Insurance income	1,063	1,333	2,146	2,396	4,421
Broker-dealer income	783	48	1,347	831	1,554
Other operating income	5,187	8,122	4,668	13,309	9,024

Non-interest income before net gain on investments and loss on early extinguishment of borrowings	20,879	21,144	15,288	42,023	29,850

Proceeds from securities litigation settlement	-	679	-	679	-
Gain on VISA shares	-	-	-	-	10,668
Net (loss) gain on sale of investments	21,949	18,662	24,240	40,611	44,936
OTTI on equity securities	-	-	(3)	-	(603)
OTTI on debt securities	(607)	-	-	(607)	-
Net gain on investments	21,342	19,341	24,237	40,683	55,001

Loss on early extinguishment of borrowings	(1,823)	-	-	(1,823)	-

Equity in losses of unconsolidated entities	(1,536)	-	-	(1,536)	-
	$38,862	$40,485	$39,525	$79,347	$84,851

Table 5 – Non-Interest Expenses

	Quarter Ended			Six-Month Period Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(In thousands)	2011	2011	2010	2011	2010

Employees' compensation and benefits	$29,407	$30,439	$30,958	$59,846	$62,686
Occupancy and equipment	15,603	15,250	14,451	30,853	29,302
Deposit insurance premium	14,125	13,465	15,369	27,590	32,022
Other taxes, insurance and supervisory fees	3,557	4,967	5,054	8,524	10,740
Professional fees	6,072	5,137	5,604	11,209	10,891
Servicing and processing fees	2,151	2,211	2,555	4,362	4,563
Business promotion	3,628	2,664	3,340	6,292	5,545
Communications	1,864	1,878	1,828	3,742	3,942
Net loss on REO operations	5,971	5,500	10,816	11,471	14,509
Other	4,053	1,355	8,636	5,408	15,773
Total	$86,431	$82,866	$98,611	$169,297	$189,973

Table 6 – Selected Balance Sheet Data

(In thousands)	As of
	June 30,	March 31,	December 31,
	2011	2011	2010
Balance Sheet Data:
Loans, including loans held for sale	$10,786,306	$11,395,269	$11,956,202
Allowance for loan and lease losses	540,878	561,695	553,025
Money market and investment securities	2,990,547	2,933,880	3,369,332
Intangible assets	40,964	41,552	42,141
Deferred tax asset, net	6,433	7,669	9,269
Total assets	14,113,973	15,104,090	15,593,077
Deposits	11,072,728	11,716,436	12,059,110
Borrowings	1,872,114	2,200,236	2,311,848
Total preferred equity	428,703	426,724	425,009
Total common equity	568,240	585,121	615,232
Accumulated other comprehensive income, net of tax	12,635	15,424	17,718
Total equity	1,009,578	1,027,269	1,057,959

Table 7 – Loan Portfolio

Composition of the loan portfolio including loans held for sale at period end.

(In thousands)	As of
	June 30,	March 31,	December 31,
	2011	2011	2010

Residential mortgage loans	$2,880,989	$2,896,692	$3,417,417

Commercial loans:
Construction loans	515,934	682,245	700,579
Commercial mortgage loans	1,590,633	1,588,768	1,670,161
Commercial and Industrial loans (1)	3,883,645	3,977,301	3,861,545
Loans to local financial institutions collateralized by real estate mortgages	282,003	285,359	290,219
Commercial loans	6,272,215	6,533,673	6,522,504

Finance leases	263,223	272,392	282,904

Consumer loans	1,349,098	1,387,018	1,432,611
Loans receivable	10,765,525	11,089,775	11,655,436
Loans held for sale	20,781	305,494	300,766
Total loans	$10,786,306	$11,395,269	$11,956,202

1 - As of June 30, 2011, includes $1.7 billion of commercial loans that are secured by real estate but are not dependent upon the real estate for repayment.

Table 8 – Loan Portfolio by Geography

(In thousands)	As of June 30, 2011
	Puerto Rico	Virgin Islands	Florida	Consolidated

Residential mortgage loans	$2,155,355	$417,613	$308,021	$2,880,989

Commercial loans:
Construction loans	331,244	153,746	30,944	515,934
Commercial mortgage loans	1,060,028	63,279	467,326	1,590,633
Commercial and Industrial loans	3,644,631	210,893	28,121	3,883,645
Loans to a local financial institution collateralized by real estate mortgages	282,003	-	-	282,003
Commercial loans	5,317,906	427,918	526,391	6,272,215

Finance leases	263,223	-	-	263,223

Consumer loans	1,256,589	60,901	31,608	1,349,098
Loans receivable	8,993,073	906,432	866,020	10,765,525

Loans held for sale	18,000	2,781	-	20,781
Total loans	$9,011,073	$909,213	$866,020	$10,786,306

Table 9 – Non-Performing Assets

(Dollars in thousands)	June 30,	March 31,	December 31,
	2011	2011	2010
Non-performing loans held for investment:
Residential mortgage	$380,165	$391,962	$392,134
Commercial mortgage	196,037	129,828	217,165
Commercial and Industrial	309,888	327,477	317,243
Construction	280,286	341,179	263,056
Consumer and Finance leases	42,065	42,605	49,391
Total non-performing loans held for investment	1,208,441	1,233,051	1,238,989

REO	96,618	91,948	84,897
Other repossessed property	14,884	15,125	14,023
Investment securities (1)	64,543	64,543	64,543
Total non-performing assets, excluding loans held for sale	$1,384,486	$1,404,667	$1,402,452

Non-performing loans held for sale	5,087	5,454	159,321
Total non-performing assets, including loans held for sale	$1,389,573	$1,410,121	$1,561,773

Past due loans 90 days and still accruing	$156,919	$154,299	$144,114
Allowance for loan and lease losses	540,878	$561,695	$553,025
Allowance to total non-performing loans held for investment	44.76%	45.55%	44.64%
Allowance to total non-performing loans held for investment, excluding residential real estate loans	65.30%	66.78%	65.30%

(1) Collateral pledged with Lehman Brothers Special Financing, Inc.

Table 10– Non-Performing Assets by Geography

(Dollars in thousands)	June 30,	March 31,	December 31,
	2011	2011	2010
Puerto Rico:
Non-performing loans held for investment:
Residential mortgage	$325,145	$335,919	$330,737
Commercial mortgage	144,668	87,655	177,617
Commercial and Industrial	301,195	319,541	307,608
Construction	166,467	180,041	196,948
Finance leases	3,208	3,632	3,935
Consumer	36,829	36,648	43,241
Total non-performing loans held for investment	977,512	963,436	1,060,086

REO	74,067	70,416	67,488
Other repossessed property	14,715	14,949	13,839
Investment securities	64,543	64,543	64,543
Total non-performing assets, excluding loans held for sale	$1,130,837	$1,113,344	$1,205,956
Non-performing loans held for sale	5,087	5,454	159,321
Total non-performing assets, including loans held for sale	$1,135,924	$1,118,798	$1,365,277
Past due loans 90 days and still accruing	$132,491	$140,180	$142,756

Virgin Islands:
Non-performing loans held for investment:
Residential mortgage	$11,165	$10,249	$9,655
Commercial mortgage	7,566	8,233	7,868
Commercial and Industrial	5,689	5,572	6,078
Construction	109,144	117,153	16,473
Consumer	767	1,052	927
Total non-performing loans held for investment	134,331	142,259	41,001

REO	5,812	3,034	2,899
Other repossessed property	137	151	108
Total non-performing assets, excluding loans held for sale	$140,280	$145,444	$44,008
Non-performing loans held for sale	-	-	-
Total non-performing assets, including loans held for sale	$140,280	$145,444	$44,008
Past due loans 90 days and still accruing	$18,013	$10,734	$1,358

Florida:
Non-performing loans held for investment:
Residential mortgage	$43,855	$45,794	$51,742
Commercial mortgage	43,803	33,940	31,680
Commercial and Industrial	3,004	2,364	3,557
Construction	4,675	43,985	49,635
Consumer	1,261	1,273	1,288
Total non-performing loans held for investment	96,598	127,356	137,902

REO	16,739	18,498	14,510
Other repossessed property	32	25	76
Total non-performing assets, excluding loans held for sale	$113,369	$145,879	$152,488
Non-performing loans held for sale	-	-	-
Total non-performing assets, including loans held for sale	$113,369	$145,879	$152,488
Past due loans 90 days and still accruing	$6,415	$3,385	$-

Table 11 – Allowance for Loan and Lease Losses

	Quarter Ended			Six-Month Period Ended
(Dollars in thousands)	June 30,	March 31,	June 30,	June 30,	June 30,
	2011	2011	2010	2011	2010

Allowance for loan and lease losses, beginning of period	$561,695	$553,025	$575,303	$553,025	$528,120
Provision (recovery) for loan and lease losses:
Residential mortgage	12,845	6,327	31,307	19,172	60,046
Commercial mortgage	6,062	13,381	26,562	19,443	60,319
Commercial and Industrial	21,486	41,486	46,052	62,972	33,840
Construction	21,354	22,463	32,068	43,817	139,698
Consumer and finance leases	(2,563)	5,075	10,804	2,512	23,855
Total provision for loan and lease losses	59,184	88,732	146,793	147,916	317,758
Loans net charge-offs:
Residential mortgage	(8,937)	(5,161)	(17,619)	(14,098)	(30,965)
Commercial mortgage	(3,150)	(31,104)	(17,839)	(34,254)	(37,136)
Commercial and Industrial	(10,763)	(16,288)	(26,019)	(27,051)	(49,795)
Construction	(47,207)	(17,238)	(43,204)	(64,445)	(96,419)
Consumer and finance leases	(9,944)	(10,271)	(13,111)	(20,215)	(27,259)
Net charge-offs	(80,001)	(80,062)	(117,792)	(160,063)	(241,574)
Allowance for loan and lease losses, end of period	$540,878	$561,695	$604,304	$540,878	$604,304

Allowance for loan and lease losses to period end total loans held for investment	5.02%	5.06%	4.83%	5.02%	4.83%
Net charge-offs (annualized) to average loans outstanding during the period	2.91%	2.74%	3.62%	2.82%	3.63%
Provision for loan and lease losses to net charge-offs during the period	0.74x	1.11x	1.25x	0.92x	1.32x

Table 12 – Net Charge-Offs to Average Loans

	Six-Month Period Ended June 30, 2011
		Year ended
		December 31,		December 31,	December 31,	December 31,
		2010		2009	2008	2007

Residential mortgage	0.92%	1.80%	(1)	0.82%	0.19%	0.03%

Commercial mortgage	4.26%	5.02%	(2)	1.64%	0.27%	0.10%

Commercial and Industrial	1.27%	2.16%	(3)	0.72%	0.59%	0.26%

Construction	17.53%	23.80%	(4)	11.54%	0.52%	0.26%

Consumer and finance leases	2.43%	2.98%		3.05%	3.19%	3.48%

Total loans	2.82%	4.76%	(5)	2.48%	0.87%	0.79%

(1) Includes net charge-offs totaling $7.8 million associated with non-performing residential mortgage loans sold in a bulk sale.
(2) Includes net charge-offs totaling $29.5 million associated with loans transferred to held for sale. Commercial mortgage net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale, was 3.38%.
(3) Includes net charge-offs totaling $8.6 million associated with loans transferred to held for sale. Commercial and Industrial net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale, was 1.98%.

(4) Includes net charge-offs totaling $127.0 million associated with loans transferred to held for sale. Construction net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale, was 18.93%.

(5) Includes net charge-offs totaling $165.1 million associated with loans transferred to held for sale. Total net charge-offs to average loans, excluding charge-offs associated with loans transferred to held for sale, was 3.60%.

CONTACT:
First BanCorp
Orlando Berges, 787-729-8018
Executive Vice President and Chief Financial Officer
cris.gonzalez@firstbankpr.com